Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2011 Results

PITTSBURGH, PA – April 27, 2011 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the first quarter ended March 31, 2011.

First Quarter Results:

Revenues for the quarter were $19.9 million and represented a 27% increase over the corresponding quarter last year. Gross profit for the first quarter of 2011 totaled $3.8 million or approximately $0.8 million above gross profit for the first quarter of 2010. Consolidated net income for the first quarter of 2011 totaled $37,000 or $0.01 per diluted share, compared to $63,000 or $0.02 per diluted share, in the same period last year.

Demand for our IT staffing services remained solid during the first quarter of 2011 as we increased our billable consultant headcount by 3.5 percent. Market conditions in healthcare continue to show some signs of improvement and we were able to achieve sequential revenue growth for the third consecutive quarter. Investments in selling, general and administrative expenses during the quarter reduced our net income performance and included a severance charge.

Thomas Moran, Chief Executive Officer of Mastech stated, “During the quarter we established IT branch operations in Chicago, increased our offshore recruitment staff to support higher activity flow and new client wins, and adjusted the alignment of our recruitment reporting structure to improve efficiency and accountability. I’m confident that these first quarter investments will benefit the balance of 2011 as we capitalize more effectively on market opportunities.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong with $4.8 million of cash on hand, no outstanding bank debt and access to $8.7 million of credit under our existing revolving credit facility. During the quarter our cash balances declined $1.5 million, as operating working capital levels increased in support of our revenue growth and a higher accounts receivable days-sales-outstanding (“DSO”) measurement. The DSO increase largely reflects short-term payment pattern variances at several major clients.”

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on April 27, 2011 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 4, 2011.

About Mastech Holdings, Inc.:

Leveraging the power of over 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,843	$6,334
Accounts receivable, net	11,107	9,721
Prepaid and other current assets	827	1,395
Deferred income taxes	210	177

Total current assets	16,987	17,627

Equipment, enterprise software and leasehold improvements, net	172	185

Goodwill and intangible assets, net	488	498

Investment in unconsolidated affiliate	3	5

Deferred income taxes	77	82

Total assets	$17,727	$18,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,621	$2,695
Accrued payroll and related costs	3,395	3,024
Deferred revenue and other liabilities	279	330

Total current liabilities	5,295	6,049

Total liabilities	5,295	6,049

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,026	9,962
Retained earnings	2,386	2,349
Treasury stock, at cost	(17)	—

Total shareholders’ equity	12,432	12,348

Total liabilities and shareholders’ equity	$17,727	$18,397

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended March 31,
	2011	2010
Revenues	$19,901	$15,717

Cost of revenues	16,057	12,642

Gross profit	3,844	3,075

Selling, general and administrative	3,778	2,962

Income from operations	66	113

Other income/(expense), net	(7)	(6)

Income before income taxes	59	107

Income tax expense	22	44

Net income	$37	$63

Earnings per share:
Basic	$0.01	$0.02

Diluted	$0.01	$0.02

Weighted average common shares outstanding:
Basic	3,690	3,634

Diluted	3,799	3,759